Exhibit 10.1

CACI INTERNATIONAL INC

DIRECTOR STOCK PURCHASE PLAN

(Amended and Restated as of March 15, 2012)

I. INTRODUCTION

The purpose of the CACI International Inc Director Stock Purchase Plan (the “Plan”) is to provide an opportunity for Non-Employee Directors of CACI International Inc (the “Company”) to acquire an equity interest in the Company. Under the Plan, (1) Non-Employee Directors may elect to receive shares of the Company’s Class A Common Stock (“Stock”) and/or restricted stock units (“RSUs”) in lieu of some or all of their annual retainer fees (the “Retainer”), and (2) if a Non-Employee Director does not own the minimum number of shares of Stock (including vested RSUs) required to be owned by directors of the Company (the “Minimum Share Amount”), as established from time to time by the Board of Directors of the Company (the “Board”), then, subject to the approval of the Board, such Non-Employee Director will receive shares of Stock in lieu of the Retainer and any other fees earned by such Non-Employee Director for service on the Board (such other fees, the “Additional Fees”). Each RSU represents the right to receive one (1) share of Stock upon the terms and conditions stated herein. RSUs are granted at the fair market value of the Stock on a Determination Date (as defined below). Generally, a Non-Employee Director (as defined in Section III below) who elects to participate in the Plan (an “Electing Participant”) will receive shares of Stock in lieu of some or all of his or her Retainer on each date a Retainer is paid or would be payable to such Electing Participant (the “Award Date”) or, if the Electing Participant has made a valid deferral election, the Electing Participant will receive RSUs for some or all of his or her Retainer that will be settled in shares of Stock upon the Electing Participant’s separation from service as a director (as determined for purposes of Section 409A of the Internal Revenue Code) (“Separation from Service”). A Non-Employee Director who does not own the Minimum Share Amount and participates in the Plan upon the approval and at the direction of the Board (a “Non-Compliant Participant”) will receive shares of Stock in lieu of his or her Retainer and Additional Fees, as provided herein, on each Payment Date (as defined below). For purposes of the Plan, (i) “Payment Date” means each of March 15, June 15, September 15, and December 15; (ii) “Determination Date” means any Award Date and Payment Date; and (iii) “Participants” means the Electing Participants and Non-Compliant Participants collectively.

The provisions of this amended and restated Plan shall apply only to Award Dates on or after January 1, 2011 and to Payment Dates on or after March 15, 2012. The rights and benefits, if any, of an Electing Participant entitled to RSUs with an Award Date prior to January 1, 2011 shall be determined in accordance with the provisions of the Plan that were in effect on December 31, 2010.

II. ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Each member of the Committee shall be a “disinterested person” within the meaning of Rule 16b-3(c)(2)(i) promulgated under the Securities Exchange Act of 1934, as amended (the “Act”). The Committee shall have complete discretion and authority with respect to the Plan and its application, except as expressly limited herein. Determination by the Committee shall be final and binding on all parties with respect to all matters relating to the Plan. The Plan shall be operated and administered on a calendar year.

III. ELIGIBILITY

Non-Employee Directors (as defined in the CACI International Inc 2006 Stock Incentive Plan) shall be eligible to become Participants in the Plan.

IV. PARTICIPATION

A.	Award of Stock or Restricted Stock Units to Electing Participants. Each Electing Participant shall receive shares of Stock in lieu of some or all of his or her Retainer on the Award Date or, if the Electing Participant has made a deferral election, the Electing Participant will receive RSUs for some or all of his or her Retainer that will be settled in shares of Stock upon the Electing Participant’s Separation from Service. Each RSU awarded to an Electing Participant shall be credited to a bookkeeping account established and maintained for that Electing Participant.

B.	Award of Stock to Non-Compliant Participants. Each Non-Compliant Participant shall receive shares of Stock in lieu of all of his or her Retainer and Additional Fees on each Payment Date. A Non-Compliant Participant’s receipt of Stock under this Section IV.B shall commence with the first Payment Date after the Board approves and directs the participation of such Non-Compliant Participant under the Plan and shall terminate on the earlier of (i) the date such Non-Compliant Participant owns Stock (including vested RSUs) equal to or in excess of the Minimum Share Amount, or (ii) the date of such Non-Compliant Participant’s Separation from Service.

C.

Valuation of RSUs; Fair Market Value of Stock. Each RSU and share of Stock issued under the Plan, shall be determined as follows: The “Cost” of each RSU and share of Stock shall be equal to the fair market value of the Stock on the applicable Determination Date. For all purposes of the Plan, the “fair market value of the Stock” or “Value” on any given date shall mean the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the most recent date prior to such date on which Stock was traded, as reflected on the NYSE or other national exchange on which the Stock is traded. If the Stock is not then traded on an exchange, the Value shall be the fair market value of the Stock, as is determined by the Board, in good faith, in conformance with the Treasury Regulation Section 20.2031-2. For purposes of Section V.C., the “Value” of each RSU is the fair market value of the Stock on the date that the

Participant’s membership on the Board terminates. For purposes of Section V.D., the “Value” of the Stock is the fair market value of the Stock on the payment date for the dividend or distribution.

D.	Election to Participate or Defer. Each Electing Participant may voluntarily elect to receive some or all of his or her Retainer in Stock or RSUs settled in Stock. The election by an Electing Participant to participate in the Plan and to receive Stock and/or RSUs payable in Stock upon Separation from Service, shall be made by, and only by, the filing of a completed Subscription Agreement (“Subscription Agreement”) with the Company on or before the last business day of December (to be effective January 1 and beyond); provided, however, in no event may a participation or deferral election be made after the last date that such election must be made in order to comply with the provisions of Section 409A of the Internal Revenue Code. An election to receive Stock or RSUs in lieu of some or all of the Retainer must be expressed as a specified percentage (in increments of 25%) of the Electing Participant’s Retainer. An election to receive Stock and/or RSUs shall only apply to the Retainer earned and payable for services provided for calendar years following the date of the election. An election to receive Stock or RSUs is irrevocable and may not be changed or revoked during a calendar year to which the election applies. Subscription Agreements must be filed using the form supplied by the Company and filed with (and received by) the Company (ATTN: Director of Business Operations).

E.	Subsequent Elections. Once a Subscription Agreement is filed with the Company, an Electing Participant may make changes in the Subscription Agreement (including a revocation of further participation) by filing a new Subscription Agreement on or before the last business day of December. A new Subscription Agreement shall only apply to the Retainer earned and payable for services provided for calendar years following the date that the new Subscription Agreement is filed. If an Electing Participant fails to file a new Subscription Agreement on or before the last business day of December and is still eligible to participate in the Plan, the Electing Participant will be deemed to have elected to keep the prior Subscription Agreement in force for the next year.

F.	Election of Stock or RSUs. Each Subscription Agreement shall specify whether the Participant is to receive (1) RSUs which shall be payable in Stock thirty (30) days after the date of the Participant’s Separation from Service, or (2) Stock to be issued by the Company within thirty (30) days after the Determination Date. If a Participant elects to receive both RSUs and Stock, the Subscription Agreement shall specify the percentage of the award to be made in RSUs and Stock, respectively. The Participant’s election shall be irrevocable.

G.	Grant of Stock; Award of RSUs.

(i) Electing Participants. If an Electing Participant elects to receive Stock or RSUs, then the Company shall grant Stock or RSUs to such Electing Participant on the Award Date in accordance with the following: If the Electing Participant has elected to receive Stock, the Electing Participant shall receive a whole number of shares of Stock determined by dividing the amount (expressed in dollars) that is determined under his or her Subscription Agreement by the Cost of the Stock on the Award Date. In the event such calculation would result in a fractional share, the amount of shares issued to the Electing Participant will be rounded up to the next whole number. If the Electing Participant has elected to receive RSUs, the Electing Participant’s account shall be credited with a whole number of RSUs determined by dividing the amount (expressed in dollars) that is determined under his or her Subscription Agreement by the Cost of a RSU on the Award Date. In the event such calculation would result in a fractional RSU, the amount of RSUs awarded to the Electing Participant will be rounded up to the next whole number.

(ii) Non-Compliant Participants. If a Non-Compliant Participant receives Stock under Section IV.B, then the Company shall grant Stock to such Non-Compliant Participant on each Payment Date in accordance with the following: the Non-Compliant Participant shall receive a whole number of shares of Stock determined by dividing the Total Fee Amount (as defined below) by the Cost of the Stock on the applicable Payment Date. In the event such calculation would result in a fractional share, the amount of shares issued to the Non-Compliant Participant will be rounded up to the next whole number. The term “Total Fee Amount” shall mean, with respect to a Non-Compliant Participant as of any Payment Date, the amount (expressed in dollars) equal to the sum of (1) the portion of the Retainer payable to such Non-Compliant Participant as of such Payment Date, plus (2) all Additional Fees earned by and payable to such Non-Compliant Participant as of such Payment Date.

V. VESTING AND SETTLEMENT OF RSUs

A.	Vesting. A Participant shall be fully vested in each share of Stock or RSU issued under the Plan.

B.	Settlement of RSUs. With respect to each RSU, the Company shall issue to the Participant one (1) share of Stock thirty (30) days after the earlier of the date of the Participant’s death or Separation from Service.

C.	Method of Settlement. Shares of stock to be issued by the Company (including shares to be issued upon settlement of RSUs) shall be shares of the Company’s Stock, which may be, in any combination, (i) authorized but unissued shares of Stock, (ii) shares of Stock that are reacquired by the Company and held as treasury shares, and/or (iii) shares of Stock purchased on the open market by a broker designated by the Company and, subject to the requirements of Section IX, immediately thereafter issued for the benefit of a Participant under the Plan. It is intended that a registration statement under the Securities Act of 1933, as amended, shall be effective with respect to the shares of Stock issued under the Plan.

D.	Dividends. If, prior to settlement of an RSU, the Company pays any dividend (other than in Stock) on its Stock, or makes any distribution (other than in Stock) with respect thereto, the Participant’s account will be credited with a number of additional RSUs determined by dividing the amount of the dividend or other distribution allocable to the RSUs already credited to the account as of the record date for the dividend or distribution, by the Value of a share of the Stock on the payment date for the dividend or distribution. The shares of Stock underlying the additional RSUs credited to the account hereby will be distributed when, and only when, the related RSUs are settled pursuant to this Section V.

VI. DESIGNATION OF BENEFICIARY

A Participant may designate one or more beneficiaries to receive payments or shares of Stock in the event of his or her death. A designation of beneficiary shall apply to a specified percentage of a Participant’s entire interest in the Plan. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company (attn: Director of Business Operations). If there is no effective designation of beneficiary, or if no beneficiary survives the Participant, the Participant’s estate shall be deemed to be the beneficiary.

VII. SHARES AVAILABLE; MAXIMUM NUMBER OF SHARES AND RSUs; ADJUSTMENTS

A.	Shares Issuable. The aggregate maximum number of shares of Stock reserved and available for issuance under the Plan shall be 75,000. Stock available under the Plan may be, in any combination, Stock acquired on the open market or Stock that is reacquired by the Company.

B.	Adjustments. In the event of a stock dividend, stock split or similar change in capitalization affecting the Stock, the Committee shall make appropriate adjustments in (i) the number and kind of shares of Stock or securities with respect to which Stock or RSUs shall thereafter be granted; (ii) the number of and kind of shares remaining subject to outstanding RSUs; (iii) the number of RSUs credited to each Participant’s account; and (iv) the method of determining the value of RSUs. In the event of any proposed merger, consolidation, sale, dissolution or liquidation of the Company, the Committee in its sole discretion may make such substitution or adjustment in the aggregate number of shares available for issuance under the Plan and, as to any outstanding RSUs, the number of shares subject to such RSUs as it may determine on an equitable basis and as may be permitted by the terms of such transaction, or terminate such RSUs upon such terms and conditions as it shall provide. In the case of the termination of any RSU, the Committee shall provide payment or other consideration that the Committee deems equitable in the circumstances, provided that such payment (including the timing thereof) otherwise complies with the provisions of Section 409A of the Internal Revenue Code.

VIII. AMENDMENT OR TERMINATION OF PLAN

A.	The Company reserves the right to amend, suspend or terminate the Plan at any time, by action of the Board, provided, however, that (1) no such action by the Board shall materially and adversely affect a Participant’s rights under the Plan with respect to grants of Stock or RSUs before the date of such action, (2) any such action shall be subject to approval by the Company’s shareholders to the extent required by the Act to ensure that awards are exempt under Rule 16b-3 promulgated under the Act, and (3) no such action shall accelerate the date for any payment of (or with respect to) a RSU.

B.	Notwithstanding the foregoing, the Board may (without the approval or consent of any Participant):

1.	Make such amendments or modifications to the Plan and Subscription Agreements that the Board, in its sole and absolute discretion, determines are necessary or desirable in order to address and conform the provisions of the Plan to the provisions of Section 409A of the Internal Revenue Code, and the regulations issued thereunder; or

2.	Elect to terminate the Plan and provide payment or other consideration that the Committee deems equitable in the circumstances:

i.	in connection with the termination of all arrangements sponsored by the Company (and any other company that is deemed to be part of a single service recipient for purposes of Section 409A of the Internal Revenue Code) that would be aggregated under Section 409A of the Internal Revenue Code if the same service provider participated in such arrangements, provided that (i) the termination and liquidation of the Plan do not occur proximate to a downturn in the Company’s financial health; (ii) no payments (other than those payments that would have been made had the termination not occurred) are made within twelve (12) months of the date of termination; (iii) all payments with respect to RSUs are made within twenty-four (24) months of the date of termination; and (iv) neither the Company (or any other company that is deemed to be part of a single service recipient for purposes of Section 409A of the Internal Revenue Code) adopts a new arrangement that would have been aggregated with the Plan under Section 409A of the Internal Revenue Code within three (3) years from the date of termination;

ii.	within thirty (30) days prior to, or twelve (12) months following, a “Change In Control” (as defined for purposes of Section 409A of the Internal Revenue Code), provided that, with respect to each Participant affected by the Change in Control, all arrangements that are sponsored by the Company (and any other company that is deemed to be part of a single service recipient for purposes of Section 409A of the Internal Revenue Code) and aggregated with the Plan under Section 409A are terminated and all RSUs are paid out within twelve (12) months of the date of termination; or

iii.	within twelve (12) months of a corporate dissolution that is taxed under Section 331 of the Internal Revenue Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that payment with respect to such RSUs is made as soon as administratively practicable thereafter to all Participants in the calendar year in which the termination and liquidation of the Plan occur or, if later, the first calendar year in which payment is administratively practicable.

3.	No such termination, amendment or modification shall be deemed to materially and adversely affect any RSUs previously awarded under the Plan.

IX. MISCELLANEOUS PROVISIONS

A.	No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring shares of Stock under the Plan to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued until all applicable securities law and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock as it deems appropriate.

B.	Notices; Delivery of Stock Certificates. Any notice required or permitted to be given by the Company or the Committee pursuant to the Plan shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Participant at the last address shown for the Participant on the records of the Company. Delivery of stock certificates to persons entitled to receive them under the Plan shall be deemed effected for all purposes when the Company or a share transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to such person at his/her last known address on file with the Company.

C.	Nontransferability of Rights. During a Participant’s lifetime, any payment or issuance of shares under the Plan shall be made only to him/her. No RSU or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Participant or any beneficiary under the Plan to do so shall be void. No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or beneficiary entitled thereto.

D.

Company’s Obligations To Be Unfunded and Unsecured. The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including Stock) for payment of any amounts or issuance of any shares of Stock hereunder. No Participant or other person shall have any interest in any particular assets of the Company (including Stock) by reason of the right to receive payment under the Plan, and any Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

E.	Compliance with Section 409A. Notwithstanding anything herein to the contrary, no amount of “deferred compensation” (within the meaning of Section 409A of the Internal Revenue Code) payable to a Non-Employee Director shall be paid earlier than the earliest date permitted under Section 409A of the Internal Revenue Code, and all deferral elections made hereunder shall be made in accordance with the provisions of Section 409A. The Plan, including all deferral elections and distributions hereunder, is intended to comply with the provisions of Section 409A of the Internal Revenue Code and if any provision of the Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of the interpretation or construction which is consistent with the Plan complying with the provisions of Section 409A.

F.	Governing Law. The terms of the Plan shall be governed, construed, administered and regulated in accordance with the laws of the State of Delaware. In the event any provision of this Plan shall be determined to be illegal or invalid for any reason, the other provisions shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

G.	Effective Date of Plan. The Plan became effective as of the date of its approval by the holders of a majority of the shares of the Company’s Class A Common Stock, voting as a single class, present or represented and entitled to vote at a meeting of the shareholders.